AGREEMENT WITH REGARD TO EXERCISE PRICE RESETS
                              AND 4.99% LIMITATION

      THIS AGREEMENT WITH REGARD TO EXERCISE PRICE RESETS AND 4.99% LIMITATION (the "Agreement") is entered into as of February 9, 2006, by and among Patriot Scientific Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the "Company" or "Patriot") and Lincoln Ventures, LLC (hereinafter referred to as "Lincoln" or the "Investor").

                                    RECITALS:

      WHEREAS, prior to the date hereof the Company and Lincoln have entered into each of the convertible debentures (the "Debentures") described in the table below. Concurrently with each Debenture, the Company and Lincoln entered into a set of Related Documents. For purposes hereof, "Related Documents" shall include the Securities Purchase Agreement, Registration Rights Agreement, Warrant and any other agreement entered into concurrently or in conjunction with the Debentures.

       Chronological Number     Date of Issuance
         of Debenture and        Debenture and       Dollar Amount of    Number of Shares of
        Related Documents      Related Documents         Debenture            Warrant            Fixed Price
        -----------------      -----------------         ---------            -------            -----------
        1                          4-23-2002             Converted           2,514,809            $0.03686

        2                          6-10-2002             Converted           7,674,853              $0.015

        3                         12-16-2002             Converted           1,428,571              $0.015

        4                          1-24-2003             Converted           Exercised                 N/A

        5                          3-24-2003             Converted           3,963,414              $0.015

        6                          5-20-2003             Converted           Exercised                 N/A

        7                           6-9-2003             Converted           2,307,692              $0.015

        8                           8-5-2003             Converted           Exercised                 N/A

        9                          9-22-2003             Converted           Exercised                 N/A

        10                        10-21-2003             Converted           2,142,857              $0.035

        11                         1-23-2004             Converted           Exercised                 N/A

        12                         3-24-2004             Converted           3,366,727              $0.015

        13                         5-11-2004             Converted           6,951,428             $0.0336

        14                          11-17-04            $25,000 in           9,431,137             $0.0167
                                                        outstanding
                                                         principal

        13                          11-18-04             Converted           4,000,000              $0.025

      WHEREAS, the warrants described in the table above shall be referred to herein as the "Lincoln Warrants," and the Securities Purchase Agreements accompanying the Debentures described in the table above shall be referred to herein as the "Securities Purchase Agreements."

      WHEREAS, the Company and Lincoln entered into an Amendment to Warrants dated as of March 24, 2004 (the "First Amendment to the Warrants");

      Whereas, any warrants to purchase common stock of PATRIOT that have been issued to Lincoln by Patriot for any reason at any time in the past up through and including the date hereof, including but not limited to Lincoln Warrants in the above table, are referred to herein as the "Lincoln Warrants;"

      Whereas, any agreements that have been entered into between Patriot and Lincoln at any time up through and including the date hereof, including but not limited to the above listed agreements and Related Documents, and any Debentures and Warrants issued by the Company to Lincoln, including but not limited to the Lincoln Debentures and the Lincoln Warrants specified in the above table, are collectively referred to herein as the "Lincoln Agreements;"

      Whereas, the PARTIES mutually desire to enter into this Agreement.

                                     TERMS:

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

1. LOWEST RESET PRICE. For purposes hereof, "Fixed Price" shall have the meaning set forth in the above table in the first recital to this Agreement, with respect to each Debenture and Warrant listed on such table.

2. RESET PROVISION IN THE LINCOLN WARRANTS. Each Lincoln Warrant is hereby amended to add the following language to the end of last sentence of the first paragraph of Section 3 thereof:

         " provided that, after February 1, 2006, the "Lowest Reset Price" shall equal the Fixed Price, as defined in that certain Agreement With Regard to Exercise Price Resets And 4.99% Limitation (the "Reset Fixing Agreement") entered into as of February 9, 2006, by and among Patriot Scientific Corporation and Lincoln Ventures, LLC taking into account, as appropriate, any adjustments made pursuant to Section 5 hereof."

3. RESET PROVISION IN THE LINCOLN DEBENTURES. Each Lincoln Debenture is hereby amended to add the following language to the end of Section 1.2(b) thereof:

         "Notwithstanding the above, after February 1, 2006, the "Conversion Price" shall be reset to equal the Fixed Price, as defined in that certain Agreement With Regard to Exercise Price Resets and 4.99% Limitation (the "Reset Fixing Agreement") entered into as of February 9, 2006, by and among Patriot Scientific Corporation and Lincoln Ventures, LLC (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower's securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events), and shall not be reset thereafter."

4. EXPANSION OF 4.99% PROVISIONS TO 9.99%. To the extent that any provision in any of the Lincoln Agreements limits the ability of Lincoln, through the exercise of warrants, the conversion of debentures, or otherwise, to acquire shares of the Common Stock of the Company, so that Lincoln cannot at any time be the beneficial owner of more than 4.99% of the Common Stock of the Company, any and all such provisions are hereby amended to substitute the figure 9.99% for the figure 4.99%.

5. NO FURTHER MODIFICATION. Except as set forth in this Agreement and in the Waiver and Agreement entered into by the parties concurrently with this Agreement, all of the terms and provisions of the Lincoln Agreements in effect as of the date of this Agreement shall remain unmodified and in full force and effect.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 9th day of February, 2006.


PATRIOT SCIENTIFIC CORP.                       LINCOLN VENTURES, LLC


By:                                            By:
   ------------------------------------           -----------------------------
   David H. Pohl                                  Roy A. Adams,  Manager
   Chief Executive Officer


By:
   ------------------------------------
   Thomas J. Sweeney
   Chief Financial Officer